Exhibit 99.1

Elys Game Technology Reports Third Quarter 2022 Results

Strong Quarterly European performance with B2C turnover increasing from €139.6 million to €166.2 million, an increase of 19.1% with strong NGR margin improving from €6.7 million to €8.9 million, an increase of 33.3%

Strong recovery of nine-month performance with B2C turnover increasing from €523.9 million to €537.1 million, an increase of 2.5% (despite the closure of Ulisse operations in the prior year) with NGR margin improving from €27.9 million to €28.3 million, an increase of 1.2%, (overall tax rate increase from 21.1% to 24.3% due to closure of Ulisse operations)

Management’s profitability goal achieved ahead of schedule in European operations

Strong U.S. Dollar masks the strong European performance

Exciting 2023 prospects include:

Strong start to 2023 with over 100 signed Host locations in Ohio, commencing operations in 2nd DC location and 2 signed Maryland locations

U.S. mobile partnership with Lottomatica on pace for 2023 launch

Virtual Generation product, with highly attractive margins being readied for mid-2023 launch

NEW YORK, November 15, 2022 – Elys Game Technology, Corp. (“Elys” or the Company”)(Nasdaq: ELYS), an interactive gaming and sports betting technology company, today announced the financial results for the quarter and nine months ended September 30, 2022.

Release Highlights

•                     European operations achieved a net profitable position of $0.3 million for the nine-month period with additional locations to open through Q4.

•                     Despite the effect of the strengthening of the U.S. Dollar against the Euro by 11% over the prior period, an exceptionally strong performance from our Multigioco B2C operation saw GAAP revenue for Q3 2021 compared to Q3 2022 grow by 19.4% from $8.0 million to $9.6 million (revenue growth in Euros - 33.3%).

•                     Selling expenses in Q3-2022 decreased to $6.9 million (4.1% of turnover) from $7.9 million in Q2-2022 (4.2% of turnover) improving B2C operational margin.

•                     General and administrative expenses before non-cash restrictive stock awards of $1.6 million decreased from $4.8 million in Q2-2022 to $4.2 million in Q3-2022.

•                     Disaggregated sportsbook hold continues to perform in double digits at a respectable 18.8% in Q3-2022 compared to 14.9% in Q3-2021.

“The road map we set out in 2016 has come full-circle with European operations streamlined and returned to profitability through Q3-2022 with substantial headroom for continued growth of revenue and earnings through 2023,” stated Michele Ciavarella, Executive Chairman of Elys Game Technology stated. “Our U.S. strategy has also proven to be a tremendous success with the real-money deployment of both our small and large retail platform architectures at Grand Central Restaurant Bar and Sportsbook and Ocean Casino Resort, respectively. These two extremes of the retail distribution channel put Elys in league of its own as a key B2B provider for land-based business ventures and casinos throughout the growing and developing regulated U.S. sports betting market. Indeed, the success of Grand Central as a proof of concept gave Elys an early mover advantage in the small business sector, which we expect will be adopted by numerous states across the U.S. as the market develops in the years ahead. Taken from posted results at Grand Central, not only is the model successful, but it could also represent a strong driver for local economic development and as a complementary customer acquisition draw for core business sales such as food and beverage.”

Mr. Ciavarella continued. “Elys has also advanced the build-out of its U.S. digital solution to provide sportsbook technology and services for industry giant Lottomatica for a potential launch in Q1-23. We are very excited to go up against the major U.S. mobile operators with our powerful Elys Gameboard technology on the back of Lottomatica’ s robust market strength. Apart from our core strengths in the U.S. retail channel, this digital distribution will round out Elys’ full suite of sportsbook technology in the U.S. and leverage the market knowhow we have developed in the regulated Italian market for the past 20 plus years.”

Quarterly and nine-month financial highlights

The following table summarizes our consolidated financial results for the quarter and nine months ended September 30, 2022 and 2021 (in millions).

	2022		2021
	3 months	9 months	3 months	9 months
	In $ millions
Revenue	9.6	32.2	8.0	33.9
Costs and expenses	(12.7)	(39.6)	(11.1)	(40.3)
Restructuring and severance expenses	-	(1.2)	-	-
Loss from operations	(3.1)	(8.6)	(3.1)	(6.4)

Revenue increased from Q3-2021 to Q3-2022 by $1.6 million or 20% for the three-month period, despite the U.S. dollar strengthening by an average 11% during the current year (B2C revenue in Euros increased by 33.3%), and revenue, that was impacted by U.S dollar FX headwinds against the Euro, decreased by $1.6 million or 5.0%, for the nine-month period (B2C revenue in Euro increased by 1.2%, despite the closure of all our Ulisse CTD locations in Italy in the prior year). Multigioco delivered an exceptionally strong performance enhanced by the migration of some digital players to our re-opened land-based venues, reflecting increased market share for our online channel and the positive effect of rolling out 30 of our recently acquired land-based operating rights. We expect to regain lost revenue due to pandemic closures and improve our performance as we reopen land-based operations in new locations throughout Italy in the coming 3 to 6 months.

North America Operational Highlights

The Company continued expanding its U.S. footprint in a prudent manner by selecting states that have adopted regulation of retail channel operators at the local economy level rather than exclusively mobile and digital channel distribution. In addition to signing new agreements in both Ohio and Maryland, Elys’ first large venue deployment reached new milestones through Q3-2022 as the all-new The Gallery Sportsbook at Ocean Casino Resort opened on July 1, 2022. Additionally, the Company remains optimistic regarding the launch of the new CBE-JV model in Washington, DC at the Cloakroom Gentlemen’s Club in DC that we expect to complement our inaugural Grand Central Restaurant and Sportsbook. The new application model is expected to simplify engagement and sportsbook installation for restaurant and bar owners and expand our footprint in DC rapidly with this new standardized onboarding format for small sportsbook establishments.

Italian Operational Highlights

“Both our online and retail channels continued to grow under our streamlined Multigioco operations. During the quarter ended September 30, 2022, Multigioco has currently deployed approximately 44 of the 100 operating rights obtained in January 2022 and we are on pace to open the remaining 56 before the end of Q1-2023. Our online betting revenue grew in Q3-2022 by approximately $0.9 million over Q3-2021 and our land based revenue more than doubled to $0.7 million off of a low of $0.2 million in Q3-2022 over Q3-2021 reflecting the re-opening of locations closed due to COVID” stated Interim CFO of Elys, Carlo Reali. “Commissions paid to agents represented 4.1% of turnover compared to 3.7%, due to initial promotional activity on launching the first 30 of our recently acquired 100 location rights.”

Mr. Reali added, “We are highly optimistic that our high-margin Virtual Generation virtual sports products, that are currently are undergoing ADM certification, are on pace to launch throughout the regulated Italian market and our Odissea team is fine-tuning products to obtain certification approval and being readied for a mid-2023 launch. Our VG product will add a significant boost to our operating profit as we enter the €3 billion Italian market with a proven, totally revamped and highly competitive product. Based-on or anticipated mid-year launch, our objective is to capture 20 % of the $3 Billion Italian market that in the initial launch period, and could result in combined accretive earnings of approximately €1.0 million and a combined additional growth in 2024 of up to €5 million for third party customers at full implementation and an additional €1.6 million through our proprietary Multigioco network in the first 6 to 12 months from the launch date in mid-2023.

About Elys Game Technology, Corp.

Elys Game Technology, Corp., is a B2B global gaming technology company operating in multiple countries worldwide, with B2C online and land-based gaming operations in Italy. Elys offers its clients a full suite of leisure gaming products and services, such as sports betting, e-sports, virtual sports, online casino, poker, bingo, interactive games and slots in Italy and has operations in five states as well as the District of Columbia in the U.S. market. Elys’ vision is to become a global leader in the gaming industry through the development of pioneering and innovative technology.

The Company provides wagering solutions, services online operators, casinos, retail betting establishments and franchise distribution networks. Additional information is available on our corporate website at www.elysgame.com.

Investors may also find us on Twitter @ELYS_gaming.

Forward-Looking Statements

This press release contains certain forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements are identified by the use of the words “could,” “believe,” “anticipate,” “intend,” “estimate,” “expect,” “may,” “continue,” “predict,” “potential,” “project” and similar expressions that are intended to identify forward-looking statements and include statements regarding the Company’s U.S. mobile partnership with Lottomatica being on pace for 2023 launch, the Company’s Virtual Generation product being readied for mid-2023 launch, the Grand Central model being adopted by numerous states across the U.S. as the market develops, the model representing a strong driver for local economic development, launching a U.S. digital solution to provide sportsbook technology and services for Lottomatica in Q1-23, regaining lost revenue due to pandemic closures and improving performance as the Company reopens land-based operations in new locations in Italy in the coming 3 to 6 months, launching the new CBE-JV model in Washington, DC at the Cloakroom Gentlemen’s Club in DC, the new application model simplifying engagement and sportsbook installation for restaurant and bar owners and expanding the Company’s footprint in DC rapidly, the Company’s Virtual Generation virtual sports products being on pace to launch throughout the regulated Italian market, obtaining certification approval for the products for a mid-2023 launch, the Company’s adding a significant boost to operating profit, capturing 20 % of the $3 Billion Italian market resulting in the initial launch years of combined earnings of approximately €1.0 million and a combined additional growth through in 2024 of up to €5 million for third party customers at full implementation and an additional €1.6 million through the Company’s proprietary Multigioco network in the first 6 to 12 months from the launch date in mid-2023. These forward-looking statements are based on management’s expectations and assumptions as of the date of this press release and are subject to a number of risks and uncertainties, many of which are difficult to predict that could cause actual results to differ materially from current expectations and assumptions from those set forth or implied by any forward-looking statements. Important factors that could cause actual results to differ materially from current expectations include, among others, the Company’s ability to launch its U.S. mobile partnership with Lottomatica as planned, the Company’s ability to launch its Virtual Generation product in mid-2023, market acceptance of the Company’s the Grand Central model, the Company’s ability to launch a U.S. digital solution to provide sportsbook technology and services for Lottomatica in Q1-23, the Company’s ability to reopen land-based operations in new locations in Italy in the coming 3 to 6 months, the Company’s ability to launch the CBE-JV model in Washington, DC at the Cloakroom Gentlemen’s Club in DC, the Company’s ability to expand its footprint in DC, the Company’s ability to launch its Virtual Generation virtual sports products in the regulated Italian market for a mid-2023 launch, the Company’s ability capture 20 % of the $3 Billion Italian market resulting in the initial launch years of combined earnings of approximately €1.0 million and a combined additional growth through in 2024 of up to €5 million for third party customers at full implementation and an additional €1.6 million through the Company’s proprietary Multigioco network in the first 6 to 12 months from the launch date in mid-2023, the duration and scope of the COVID-19 outbreak worldwide, including the impact to state and local economies, and the risk factors described in the Company’s Annual Report on Form 10-K for the year ended December 31, 2021 and its subsequent filings with the U.S. Securities and Exchange Commission, including subsequent periodic reports on Form 10-Q and current reports on Form 8-K. The information in this release is provided only as of the date of this release, and the Company undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, after the date on which the statements are made or to reflect the occurrence of unanticipated events, except as required by law.

Company Contacts:

Elys Game Technology, Corp.

Michele Ciavarella, Executive Chairman

Tel.: 1-628-258-5148

Email: i.relations@elysgame.com